Exhibit 21

                             SUBSIDIARIES OF
                         SMITH CORONA CORPORATION

                           Jurisdiction           Name Doing
Name                       of Incorporation       Business Under

Smith Corona Private     Republic of           Smith Corona Private
Ltd.                        Singapore           Ltd.

Smith Corona             United Kingdom        Smith Corona
(UK) Holdings Limited                          (UK) Holdings Limited

Smith Corona             Ontario, Canada       Smith Corona
  (Canada) Limited                                (Canada) Limited

Smith Corona (France)    Paris, France         Smith Corona (France)
  S.A.R.L.                                        S.A.R.L.

Smith Corona GmbH        Dusseldorf, Germany   Smith Corona GmbH

Smith Corona S.A.        Waterloo, Belgium     Smith Corona S.A.

Smith Corona de Mexico   Tijuana, B.C., Mexico Smith Corona de Mexico
  S.A. de C.V.                                    S.A. de C.V.